UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2005

REMEDENT, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-15975 (Commission File Number)	86-0837251 (I.R.S. Employer Identification No.)

Xavier de Cocklaan 42, 9831

Deurle, Belgium

(Address and telephone number of principal executive offices) (Zip Code)

011-329-321-7080

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 12, 2005, Remedent, Inc. (the "Company") entered into an Employment Agreement with Judd Darrin Hoffman to render full-time employment to the Company for an initial term of three (3) years. The Agreement automatically renews for an additional one (1) year period at the end of each then existing term, unless one party gives to the other written notice to terminate. Mr. Hoffman's duties are to manage and conduct the worldwide sales of the Company, including, but not limited to, the supervision, direction and control of the sales force and other employees of the Company. Mr. Hoffman's annual salary is $275,000 and he is entitled to quarterly bonuses in the amount of $25,000, subject to certain conditions. Mr. Hoffman has also been granted 400,000 options under the Company's 2004 Incentive and Nonstatutory Stock Option Plan (the "Stock Plan"). The options are priced at $4.00. One third of the options vest on the last day of the first, second and third years of employment. These options have a term of eight (8) years from the date of grant and are subject to other standard terms and conditions under the Stock Plan and contain standard anti-dilution language and a provision for cashless exercise. In conjunction with the terms of this Agreement, Mr. Hoffman has agreed to a non-competition clause while employed under this Agreement and a non-solicitation clause for a term of eighteen (18) months following his employment under this Agreement.

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)          The Company has hired Judd Darrin Hoffman, age 31, to serve as the Company's Vice President of Worldwide Sales and Operations. On October 12, 2005, the Company and Mr. Hoffman entered into an Employment Agreement, the material terms of which have been outlined above in Section 1, Item 1.01.

Mr. Hoffman was the Executive Director of Global Operations of Discus Dental, Inc., a manufacturer and distributor of dental supplies from February 2003 to October 2005. From January 2002 to February 2003, he worked as an independent consultant for various multi-national companies supervising the growth and management of offices worldwide. From 1998 to 2002, he was the Chief Operating Officer, Senior Vice President of Global Business Development and Co-Founder of Junroo Netcommunications, Inc., an international private managed internet protocol network and services company. Mr. Hoffman earned his bachelor's degree in Biology and Psychology from the University of Georgia.

Mr. Hoffman has not previously held any positions with the Company. There have been no related party transactions between Mr. Hoffman and the Company. During the last two (2) years, Mr. Hoffman has not been a party to any transaction or proposed transaction, to which the Company is or was to be a party, in which Mr. Hoffman would have a direct or indirect material interest. Mr. Hoffman has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

Section 8 - Other Events

Item 8.01	Other Events.

On October 18, 2005, the Company issued a press release regarding the appointment of Mr. Hoffman as the Company's Vice President of Worldwide Sales and Operations. A copy of the press release has been filed as an exhibit to this current report Form 8-K.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Exhibit Description

99.1	Press release dated October 18, 2005 entitled "Remedent, Inc. Announces the Appointment of Judd D. Hoffman as Vice President of Worldwide Sales and Operations"

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEDENT, INC.
a Nevada Corporation

Dated: October 18, 2005
/s/ Robin List Robin List, Chief Executive Officer

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